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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-46434 and 333-45373 of PHH Corporation (a wholly owned subsidiary of Cendant Corporation) on Form S-3 of our report dated February 5, 2003 (February 13, 2003 as to the subsequent event described in Note 20) (which expresses an unqualified opinion and includes an explanatory paragraph with respect to the adoption of the non-amortization provisions for goodwill and other indefinite lived intangible assets and the modification of the accounting treatment relating to securitization transactions and the accounting for derivative instruments and hedging activities) appearing in this Annual Report on Form 10-K of PHH Corporation for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 3, 2003

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  Exhibit 23
INDEPENDENT AUDITORS' CONSENT